EXHIBIT 99.1

Marlin Business Services Corp. Reports First Quarter 2012 Results and Declares a Quarterly Cash Dividend of $0.06 Per Share

First Quarter Highlights:

  Net income of $1.6 million, up 119% year-over-year
  New lease originations of $72.4 million, up 54% year-over-year
  Risk adjusted net interest and fee margin of 12.22%, an increase of 127 basis points year-over-year
  Insured deposit growth of 20% quarter-over-quarter, up 149% year-over-year
  30+ day lease delinquencies of 0.94%, an improvement of 73 basis points year-over-year
  Strong capital position, equity to assets ratio of 32.4%
  Total risk-based capital of 37.2%

MOUNT LAUREL, N.J., April 30, 2012 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (Nasdaq:MRLN) today reported first quarter 2012 net income of $1.6 million, or $0.13 per diluted share.

"Results for the quarter demonstrate the solid performance track of our business," says Daniel P. Dyer, Marlin's co-founder and Chief Executive Officer. "Our value-added service proposition to customers has proven to be a key part of our winning strategy, driving the delivery of sustainable asset growth at attractive risk adjusted margins. Looking ahead, we see plenty of opportunities for profitable growth by serving the equipment financing needs of customers and small businesses across the country," says Dyer.

First quarter 2012 lease production was $72.4 million based on initial equipment cost, up 6% from $68.4 million for the fourth quarter of 2011 and 54% higher than the first quarter of 2011. The average number of monthly originating sources reached 1,016, up 12% from 911 for the fourth quarter of 2011 and an increase of 37% from the first quarter a year ago.

Net interest and fee margin increased 31 basis points in the first quarter of 2012, to 13.35% from 13.04% in the fourth quarter of 2011, and has increased 105 basis points from the first quarter a year ago.

Driving the margin improvement is the Company's cost of funds, which improved 34 basis points from the fourth quarter of 2011 and 159 basis points from the first quarter of 2011. The improvement resulted from the Company's shift in funding mix from term funding to lower-cost insured deposits issued by the Company's subsidiary, Marlin Business Bank.

Reflecting positive credit trends, the allowance for credit losses as a percentage of total finance receivables stands at 1.28% as of March 31, 2012, compared to 1.39% as of December 31, 2011. The allowance for credit losses as of March 31, 2012 represents 275% of total 60+ day delinquencies.

Leases over 30 days delinquent were 0.94% of Marlin's lease portfolio as of March 31, 2012, which is 8 basis points lower than the fourth quarter of 2011 and 73 basis points lower than a year ago. Leases over 60 days delinquent were 0.41% of Marlin's lease portfolio as of March 31, 2012, up slightly from 0.38% at December 31, 2011 but 34 basis points lower than a year ago.

First quarter net lease charge-offs were 1.23% of average net investment, representing an improvement of 17 basis points from the fourth quarter of 2011 and an improvement of 107 basis points from the first quarter of 2011.

First quarter total operating expenses were $10.4 million, up $1.5 million, or 17%, from the fourth quarter of December 31, 2011. The increase in operating expenses is due primarily to the first quarter seasonal impact of withholding taxes, accruals and restricted stock.

The Company maintains strong capital ratios with a consolidated equity to assets ratio of 32.4%.

In conjunction with this release, static pool loss statistics and vintage delinquency analysis have been updated as supplemental information on the Investor Relations section of the Company's website at www.marlincorp.com.

The Board of Directors of Marlin Business Services Corp. declared a $0.06 per share quarterly dividend, payable May 21, 2012 to shareholders of record on May 10, 2012. Based on the closing stock price on April 30, 2012, the annualized dividend yield on the Company's common stock is 1.63%

Conference Call and Webcast

We will host a conference call on Tuesday May 1, 2012 at 9:00 a.m. ET to discuss the Company's first quarter 2012 results. If you wish to participate, please call 877-312-5414 approximately 10 minutes in advance of the call time. The conference ID will be: "Marlin." The call will also be webcast on the Investor Relations page of the Company's website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin's website for approximately 45 days.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of equipment leasing solutions primarily to small and mid-sized businesses. The Company's principal operating subsidiary, Marlin Leasing Corporation, finances over 100 equipment categories in a segment of the market generally referred to as "small-ticket" leasing (i.e., leasing transactions less than $250,000). The Company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003. For more information, visit www.marlincorp.com or call toll free at (888) 479-9111.

The Marlin Business Services Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4087

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend" and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2012	2011

	(Dollars in thousands, except per- share data)

ASSETS
Cash and due from banks	$145	$1,035
Interest-earning deposits with banks	39,455	41,250
Total cash and cash equivalents	39,600	42,285
Restricted interest-earning deposits with banks (includes $24.8 million and $24.3 million at March 31, 2012 and December 31, 2011, respectively, related to consolidated variable interest entities ("VIEs"))	28,487	28,637
Securities available for sale (amortized cost of $3.2 million and $1.7 million at March 31, 2012 and December 31, 2011, respectively)	3,287	1,780
Net investment in leases and loans (includes $46.4 million and $60.0 million at March 31, 2012 and December 31, 2011, respectively, related to consolidated VIEs)	412,553	387,840
Property and equipment, net	2,076	2,052
Property tax receivables	3,624	265
Other assets	23,044	23,110
Total assets	$512,671	$485,969

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$238,760	$198,579
Long-term borrowings (includes $32.8 million and $45.1 million at March 31, 2012 and December 31, 2011, respectively, related to consolidated VIEs)	73,692	92,004
Other liabilities:
Sales and property taxes payable	4,953	2,169
Accounts payable and accrued expenses	8,715	8,791
Net deferred income tax liability	20,710	20,325
Total liabilities	346,830	321,868

Stockholders' equity:
Common Stock, $0.01 par value; 75,000,000 shares authorized; 12,716,445 and 12,760,266 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	127	128
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Additional paid-in capital	86,396	85,544
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	1	1
Retained earnings	79,319	78,430
Total stockholders' equity	165,841	164,101
Total liabilities and stockholders' equity	$512,671	$485,969

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2012	2011

	(Dollars in thousands, except per-share data)

Interest income	$12,052	$10,900
Fee income	3,114	3,132
Interest and fee income	15,166	14,032
Interest expense	2,129	3,292
Net interest and fee income	13,037	10,740
Provision for credit losses	1,102	1,179
Net interest and fee income after provision for credit losses	11,935	9,561

Other income:
Insurance income	1,009	977
Loss on derivatives	(4)	(5)
Other income	304	282
Other income	1,309	1,254
Other expense:
Salaries and benefits	7,062	5,937
General and administrative	3,294	3,471
Financing related costs	201	189
Other expense	10,557	9,597
Income before income taxes	2,687	1,218
Income tax expense	1,038	464
Net income	$1,649	$754

Basic earnings per share	$0.13	$0.06
Diluted earnings per share	$0.13	$0.06

Cash dividends declared per share	$0.06	$—

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	3/31/2011	6/30/2011	9/30/2011	12/31/2011	3/31/2012

New Asset Production:
# of Sales Reps	94	97	95	93	99
# of Leases	3,984	4,522	4,580	5,016	5,658
Leased Equipment Volume	$47,024	$53,889	$59,674	$68,427	$72,362

Approval Percentage	56%	60%	60%	64%	66%

Average Monthly Sources	740	826	831	911	1,016

Implicit Yield on New Leases	13.39%	13.04%	12.55%	12.57%	12.71%

Net Interest and Fee Margin:
Interest Income Yield	12.48%	12.37%	12.32%	12.25%	12.34%
Fee Income Yield	3.59%	3.33%	3.46%	3.31%	3.19%
Interest and Fee Income Yield	16.07%	15.70%	15.78%	15.56%	15.53%
Cost of Funds	3.77%	3.49%	3.01%	2.52%	2.18%
Net Interest and Fee Margin	12.30%	12.21%	12.77%	13.04%	13.35%

Average Total Finance Receivables	$349,203	$351,389	$359,451	$373,260	$390,608
Average Net Investment in Leases	$348,276	$350,662	$358,753	$372,676	$390,150

End of Period Net Investment in Leases	$347,254	$353,839	$366,293	$387,377	$412,099

Portfolio Asset Quality:

Leasing
30+ Days Past Due Delinquencies	1.67%	1.31%	1.18%	1.02%	0.94%
30+ Days Past Due Delinquencies	$6,475	$5,188	$4,844	$4,452	$4,362

60+ Days Past Due Delinquencies	0.75%	0.56%	0.47%	0.38%	0.41%
60+ Days Past Due Delinquencies	$2,891	$2,220	$1,934	$1,663	$1,911

Total Finance Receivables
30+ Days Past Due Delinquencies	1.68%	1.31%	1.18%	1.02%	0.93%
30+ Days Past Due Delinquencies	$6,514	$5,190	$4,844	$4,452	$4,362

60+ Days Past Due Delinquencies	0.75%	0.56%	0.47%	0.38%	0.41%
60+ Days Past Due Delinquencies	$2,914	$2,221	$1,934	$1,663	$1,911

Net Charge-offs - Leasing	$2,002	$1,631	$1,556	$1,305	$1,203
% on Average Net Investment in
Leases Annualized	2.30%	1.86%	1.73%	1.40%	1.23%

Net Charge-offs - Total Finance Receivables	$2,010	$1,636	$1,553	$1,300	$1,199
% on Average Total Finance Receivables
Annualized	2.30%	1.86%	1.73%	1.39%	1.23%

Allowance for Credit Losses	$6,887	$6,175	$5,459	$5,353	$5,256
% of 60+ Delinquencies	236.34%	278.03%	282.26%	321.89%	275.04%

90+ Day Delinquencies (Non-earning total finance receivables)	$1,407	$1,197	$1,151	$829	$842

Balance Sheet:

Assets
Investment in Leases and Loans	$348,290	$354,014	$365,610	$385,984	$409,960
Initial Direct Costs and Fees	6,616	6,686	6,849	7,209	7,849
Reserve for Credit Losses	(6,887)	(6,175)	(5,459)	(5,353)	(5,256)
Net Investment in Leases and Loans	$348,019	$354,525	$367,000	$387,840	$412,553
Cash and Cash Equivalents	40,064	51,904	48,345	42,285	39,600
Restricted Cash	51,212	30,910	29,419	28,637	28,487
Other Assets	34,972	29,909	28,618	27,207	32,031
Total Assets	$474,267	$467,248	$473,382	$485,969	$512,671

Liabilities
Deposits	95,731	124,522	157,398	198,579	238,760
Total Debt	$178,323	$143,794	$115,089	$92,004	$73,692
Other Liabilities	38,845	37,361	38,488	31,285	34,378
Total Liabilities	$312,899	$305,677	$310,975	$321,868	$346,830

Stockholders' Equity
Common Stock	$130	$129	$128	$128	$127
Paid-in Capital, net	87,563	86,197	85,157	85,542	86,394
Other Comprehensive Income	(100)	(60)	(14)	1	1
Retained Earnings	73,775	75,305	77,136	78,430	79,319
Total Stockholders' Equity	$161,368	$161,571	$162,407	$164,101	$165,841

Total Liabilities and
Stockholders' Equity	$474,267	$467,248	$473,382	$485,969	$512,671

Capital and Leverage:
Equity	$161,368	$161,571	$162,407	$164,101	$165,841
Debt to Equity	1.70	1.66	1.68	1.77	1.88
Equity to Assets	34.02%	34.58%	34.31%	33.77%	32.36%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	34.30%	34.35%	34.46%	33.74%	33.36%
Tier 1 Risk-based Capital	39.88%	40.10%	39.23%	37.94%	36.06%
Total Risk-based Capital	41.14%	41.35%	40.48%	39.19%	37.20%

Expense Ratios:
Salaries and Benefits Expense	$5,937	$5,384	$5,559	$5,659	$7,062
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	6.80%	6.13%	6.19%	6.06%	7.23%

Total personnel end of quarter	243	251	247	242	246

General and Administrative Expense	$3,471	$3,145	$3,226	$3,202	$3,294
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	3.98%	3.58%	3.59%	3.43%	3.37%

Efficiency Ratio	78.41%	70.42%	68.60%	63.78%	72.17%

Net Income:
Net Income	$754	$1,530	$1,831	$2,060	$1,649

Annualized Performance Measures:
Return on Average Assets	0.65%	1.31%	1.56%	1.71%	1.34%
Return on Average Stockholders' Equity	1.88%	3.78%	4.53%	5.04%	4.02%

EPS Data:
Net Income Allocated to Common Stock	$696	$1,411	$1,699	$1,916	$1,576
Number of Shares - Basic	11,934,525	11,979,787	11,880,834	11,900,351	12,106,865
Basic Earnings per Share	$0.06	$0.12	$0.14	$0.16	$0.13

Number of Shares - Diluted	12,012,930	12,055,312	11,946,231	11,949,505	12,173,522
Diluted Earnings per Share	$0.06	$0.12	$0.14	$0.16	$0.13

Cash Dividends Declared per share	$0.00	$0.00	$0.00	$0.06	$0.06

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.

Average balances from January 1, 2012 forward were calculated using average daily balances. Average balances before January 1, 2012 were generally calculated using beginning and ending balances for each month to approximate average daily balances. The average balance of total finance receivables for the three-month period ended March 31, 2012 was decreased by approximately $5.5 million, from $396.1 million to $390.6 million, as a result of this calculation change.

CONTACT: Marlin Business Services Corp.
         Lynne C. Wilson, CFO
         +1-888-479-9111 x4108